As filed with the Securities and Exchange Commission on June 3, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE MACERICH COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Maryland	95-4448705
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

401 Wilshire Boulevard, Suite 700

Santa Monica, California 90401

(Address, Including Zip Code, of Principal Executive Offices)

The Macerich Company 2003 Equity Incentive Plan,

as Amended and Restated

(Full Title of the Plan)

Thomas J. Leanse
Senior Executive Vice President, Chief Legal Officer and Secretary
The Macerich Company

401 Wilshire Boulevard, Suite 700

Santa Monica, California 90401

(Name and Address of Agent for Service)

Telephone Number, including Area Code, of Agent of Service:  (310) 394-6000

With a copy to:

Ettore A. Santucci, Esq.

David H. Roberts, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, $0.01 par value per share	6,000,000 shares	(1)(2)	$75.53	(3)	$453,180,000	(3)	$45,635.23	(3)

(1)               This Registration Statement relates to 6,000,000 shares of Common Stock,  par value $0.01 per share (“Common Stock”), of The Macerich Company (the “Company” or the “Registrant”) available for issuance under The Macerich Company 2003 Equity Incentive Plan, as amended and restated (together with previous versions of such plan, the “Plan”); plus, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)               The Company previously filed registration statements on Form S-8 on August 25, 2003 and August 14, 2009 registering the issuance of shares of Common Stock under the Plan. By filing this Registration Statement in accordance with Instruction E to Form S-8, the Company registers the issuance of the 6,000,000 additional shares of Common Stock approved for issuance under the Plan at the Annual Meeting of Stockholders of the Company held on May 26, 2016.

(3)               Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s common stock, as quoted on the New York Stock Exchange, on May 26, 2016.

EXPLANATORY NOTE

The Company previously filed registration statements on Form S-8 with the Securities and Exchange Commission (the “Commission”) on August 25, 2003 (333-108193) and August 14, 2009 (333-161371) in connection with the Plan (the “Original Filings”). This Registration Statement registers additional shares of Common Stock to be issued pursuant to the Plan. The contents of the Original Filings, as updated by the information set forth below, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)                                 The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2015, filed with the Commission on February 23, 2016;

(b)                                 The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2016 filed with the Commission on May 6, 2016;

(c)                                  The Company’s Current Reports on Form 8-K, filed with the Commission on February 16, 2016, February 18, 2016, April 26, 2016, May 13, 2016 and June 1, 2016;

(d)                                 The descriptions of the Common Stock which are contained in registration statements filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions; and

(e)                                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers

The Maryland General Corporation Law permits a corporation formed in Maryland to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) active and deliberate dishonesty which is established by a final judgment and is material to that cause of action, or (2) actual receipt of an improper benefit or profit in money, property or services. The Company’s charter has incorporated a provision that eliminates the liability of the Company’s directors and officers to the Company and to the Company’s stockholders for money damages to the fullest extent permitted by the Maryland General Corporation Law.

The Company’s charter and bylaws require us to indemnify the Company’s present and former officers and directors, whether serving the Company or at the Company’s request another entity, to the maximum extent permitted under Maryland law, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Company’s charter and bylaws provide that the indemnification rights are non-exclusive of any other rights to which those seeking indemnification may be entitled. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the Maryland General Corporation Law requires the Company, as conditions to advancing expenses, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met. The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless in either case, a court orders indemnification and then only for expenses. The Company’s bylaws specify the procedures for indemnification and advance of expenses.

The partnership agreement of the Company’s operating partnership, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), also provides for indemnification of the Company and the Company’s officers and directors similar to that provided to the Company’s officers and directors in the charter and bylaws, and includes limitations on the liability of the Company and the Company’s officers and directors to the Operating Partnership and its partners similar to those contained in the charter and bylaws.

The Company and the Operating Partnership have entered into indemnification agreements with certain of the Company’s executive officers and directors. The indemnification agreements require, among other things, that the Company and the Operating Partnership indemnify those executive officers and directors to the fullest extent permitted by law, and advance to them all related reasonable expenses, subject to certain defenses. The Company and the Operating Partnership must also indemnify and advance all expenses incurred by those executive officers and directors seeking to enforce their rights under the indemnification agreements, and cover them under the Company’s director’s and officer’s liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Company’s charter and bylaws and the partnership agreement, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Company’s board of directors, by the stockholders or by the partners of the Operating Partnership to eliminate the rights it provides.

Item 8.   Exhibits.

See the Exhibit Index following the Signatures page for a list of exhibits filed as part of this registration statement on Form S-8, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Monica, State of California on June 3, 2016.

The Macerich Company

By:	/s/ Thomas J. Leanse
Thomas J. Leanse
Senior Executive Vice President, Chief Legal Officer and Secretary

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Arthur M. Coppola, Edward C. Coppola, Thomas E. O’Hern and Thomas J. Leanse, each of whom may act without joinder of the other, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Arthur M. Coppola	Chairman and Chief Executive Officer	June 3, 2016
Arthur M. Coppola	(Principal Executive Officer)

/s/ Edward C. Coppola	President and Director	June 3, 2016
Edward C. Coppola

/s/ John H. Alschuler	Director	June 3, 2016
John H. Alschuler

/s/ Steven R. Hash	Director	June 3, 2016
Steven R. Hash

/s/ Fred S. Hubbell	Director	June 3, 2016
Fred S. Hubbell

/s/ Diana M. Laing	Director	June 3, 2016
Diana M. Laing

/s/ Mason G. Ross	Director	June 3, 2016
Mason G. Ross

Name	Title	Date

/s/ Steven L. Soboroff	Director	June 3, 2016
Steven L. Soboroff

/s/ Andrea M. Stephen	Director	June 3, 2016
Andrea M. Stephen

/s/ John M. Sullivan	Director	June 3, 2016
John M. Sullivan

/s/ Thomas E. O’Hern	Senior Executive Vice President, Treasurer	June 3, 2016
Thomas E. O’Hern	and Chief Financial and Accounting
Officer (Principal Financial and
Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
*5.1	Opinion of Venable LLP.

*23.1	Consent of Venable LLP (included in Exhibit 5.1).

*23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

*24.1	Power of Attorney (included on the signature page hereof).

99.1

The Macerich Company 2003 Equity Incentive Plan, as Amended and Restated (previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed June 1, 2016 and incorporated herein by reference).

* Filed herewith.